UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2010

ENERGY QUEST, INC.

(Exact name of registrant as specified in charter)

Nevada	000-28305	91-1880015
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 169, 850 South Boulder Hwy, Henderson, Nevada	89015
(Address of principal executive offices)	(Zip Code)

(702) 568-4131

Registrant’s telephone number

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 14, 2010, Jim Clark, a Director of Energy Quest, Inc. (the “Company”), submitted his resignation notice to the Company, effective immediately.  The resignation was not motivated by a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Also on June 14, 2010, the Company’s board of directors appointed Mr. Abdulsalam Al Hamri to succeed Mr. Clark as a member of the Board of Directors of the Company.

Mr. Al Hamri has a great deal of experience in corporate debt restructuring and negotiation, corporate management, business ownership and operation.  He has international experience in project preparation, financing, finance and financial engineering, commodity trading (especially in the oil and gas sector), secondary market for sovereign and commercial debts.  Mr. Al Hamri has lectured on macroeconomics, banking, privatization, economics of transition and transition economies.  As well, Mr. Al Hamri has provided services and time to the National Administration, central bank-research, credits, foreign exchange, credit department, development projects, co-financing multilateral conditional lending.

From 2005 until present, Mr. Al Hamri serves as Al Hamri Enterprises S.L. chairman of the board of directors.  His primary responsibilities include finance, compliance and business development.  From 1999 until 2005, he served as the President & CEO FTC / Qatar Royal Family.

Mr. Al Hamri will serve as our Director and officer until his duly elected successor is appointed or he resigns.  There are no arrangements or understandings between him and any other person pursuant to which she was selected as an officer or director.  There are no family relationship between Mr. Al Hamri and any of our officers or directors.  Mr. Al Hamri has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY QUEST, INC.

Date: June 15, 2010	By: /s/ Wilf Ouellette
Wilf Ouellette, President and C.E.O.